UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2005 (December 21, 2005)
REGENERON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

New York	000-19034	133444607
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707

(Address of principal executive offices)	(Zip Code)
(914) 347-7000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 21, 2005, Regeneron Pharmaceuticals, Inc. (the “Company”) and Aventis Pharmaceuticals Inc. (“Aventis”) (now a member of the sanofi-aventis Group) entered into a Third Amendment (the “Third Amendment”) to their Collaboration Agreement dated as of September 5, 2003 (the “Collaboration Agreement”). The Third Amendment expanded the territory in which the companies are collaborating on the development of the Vascular Endothelial Growth Factor (VEGF) Trap to include Japan. The companies will now collaborate on the joint development of the VEGF Trap throughout the world in all indications, except for intraocular delivery to the eye. In connection with the Third Amendment, the Company will receive an upfront payment of $25 million, milestone payments of up to $40 million related to potential regulatory approvals of the VEGF Trap in Japan, and a royalty of approximately 35% of annual sales of the VEGF Trap in Japan, subject to certain potential adjustments.

Under the terms of the amended Collaboration Agreement, the Company is eligible to receive total milestone payments of up to $400 million, which includes up to $360 million related to potential regulatory approvals of the VEGF Trap in the United States and the European Union. In addition, the Company is entitled to share equally in any profits related to VEGF Trap sales outside of Japan. Aventis is responsible for funding all of the worldwide VEGF Trap development costs under the Collaboration Agreement. Following commercialization of the VEGF Trap, the Company is obligated to reimburse Aventis for half of the worldwide VEGF Trap development costs paid by Aventis out of the Company’s share of VEGF Trap profits and Japan royalties.
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.
Dated: December 22, 2005	By:	/s/ Stuart Kolinski
Stuart Kolinski
Vice President and General Counsel

2